Exhibit 99.1

Senetek PLC Profitable In First Quarter;

$7 Million Increase in Cash Position;

Strong Foundation To Achieve 2004 Business Plan

— Investor Conference Call Set for May 19 —

Napa, Calif., May 17, 2004 /PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK - News) www/senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced net income for the quarter ended March 31, 2004 of $632,000, or $0.01 per fully diluted share, compared to a net loss for the quarter ended March 31, 2003 of ($69,000).

Revenues for the quarter ended March 31, 2004 totaled $3,245,000, an increase of 57% from the $2,072,000 for the first quarter of 2003. The increase reflects a $1.5 million payment received in April 2004 from the March 2004 settlement of the Company’s lawsuit against OMP, Inc., as well as increases of $200,000 and $155,000 in royalties from The Body Shop and Valeant Pharmaceuticals International. These resulted from increased unit volumes from ongoing expansions of Kinetin product sales in Europe, and increased royalties of $150,000 on sales of diagnostic antibodies reflecting the broadening of the product portfolio. These increases were offset by a $200,000 decrease in royalties from Revlon, Inc., resulting mainly from narrower distribution in the U.S. mass market, and a $725,000 reduction in Kinetin product sales to Valeant Pharmaceuticals. These reduced product sales resulted from Valeant working down its inventory of Kinetin products purchased in late 2003 as it transitioned manufacturing to its own facilities, as permitted under the August 2003 amendment to its license in return for an increased royalty rate. Senetek said it expects the mix of Valeant’s sales to fully shift to manufactured products at the higher royalty rate by the end of the second quarter of 2004.

Operating expenses for the quarter ended March 31, 2004 totaled $2,176,000, or 67% of revenues, compared to $1,404,000, or 68% of revenues, for the first quarter of 2003. While the level of operating expenses increased in absolute terms by 55%, the increase results entirely from a $675,000 increase in legal fees, all related to the OMP lawsuit settled in March, and a $95,000 increase in a non-cash charge related to stock compensation. Senetek said it expects significant reductions in the ratio of operating expenses to revenue for the balance of the year.

The Company’s current ratio improved to 1.14 as of March 31, 2004 compared to 0.74 at year end 2003, principally as a result of the $1.5 million settlement amount included in accounts receivable, partially offset by an increase in accounts payable and accrued expenses of $781,000 related primarily to legal fees and expenses for the OMP lawsuit. Since the quarter’s end, the Company’s cash position has increased by more than $7 million, principally as a result of agreements entered into with Valeant Pharmaceuticals this month which expanded its Kinetin license to additional channels of trade, extended the license term, reduced the royalty by $250,000 per quarter beginning in 2005, and granted Valeant the right to an exclusive worldwide license of Zeatin, in exchange for an unrestricted payment from Valeant of $5 million. In addition, the Company received the $1.5 million payment from OMP, Inc. in April and has received $643,000 to date from exercises of outstanding warrants. Under the OMP settlement, the Company is to receive an additional $500,000 based on future sales of products in Japan.

Frank J. Massino, Chairman and Chief Executive Officer, commenting on the first quarter, said: “In February 2004 the Company announced that Senetek’s Management and Board had completed an in-depth review of Senetek’s business model and strategic direction and had set a 2004 Business Plan aimed at strengthening and broadening the base of our proprietary skincare and dermatological business, maximizing the return on the Company’s pharmaceutical assets, and obtaining the cash resources needed to achieve these objectives. The Company’s accomplishments in the past three months have built a strong foundation from which to realize these goals.”

“Senetek’s skin care and dermatological business is strong and growing. A just-released independent survey by Dermatology Business Management ranked Valeant’s Kinerase® brand of Kinetin skin care products as the second largest of 52 brands dispensed by U.S. dermatologists participating in the survey. With Valeant’s shift to manufacturing, broadened Kinetin product portfolio and expanded channels of distribution, it is positioned to become an even more formidable factor, which the agreement to adjust its royalties beginning in 2005 was designed to motivate. The Company is pleased to be collaborating with Valeant on the development of Zeatin for exclusive global licensing on the same commercial terms as its Kinerase license, which would significantly increase Senetek’s royalty revenue. At the same time, The Body Shop is expanding its global Kinetin business both geographically and in terms of product offerings. The Company’s key regional licensees, including Lavipharm in Greece and Panion in Taiwan, both are planning launches in major additional markets, as is Med-Beauty in Switzerland and Vivier in Canada. Management is hopeful that the settlement of the lawsuit with OMP will enable us to reenter Japan, the world’s second largest skin care market. “

“The cash infusions from Valeant and from the OMP settlement ideally position the Company to expand its technology base exponentially. Senetek’s researchers at the University of Aarhus have already identified several potential candidates among the new compounds being evaluated under the collaboration agreements with the Institute of Experimental Botany in Prague and others, and the Company is at work on protocols to advance the preliminary screening as a basis for seeking additional corporate sponsorships such as the ongoing evaluation agreement with Beiersdorf AG.”

“Senetek is in discussions with a viable potential licensee of our patented erectile dysfunction drug, Invicorp®, and we are cautiously optimistic that we will have news to announce on this front in the not-too-distant future. We are frustrated by delays with the launch of Invicorp in New Zealand, where staff turnover at the regulatory agency responsible for marketing approval has slowed clearance of three technical variations to the dossier of the Company’s distributor, Douglas Pharmaceuticals Limited. We will continue to monitor the situation closely with Douglas and report back to shareholders as new information is obtained. The Company is also pleased to report discussions, at an earlier stage, regarding the technology and equipment for its autoinjector, Reliaject®. Both this and the Invicorp transaction would be premised on Senetek retaining no ongoing financial responsibility for regulatory approvals, manufacturing or marketing.

“The $7 million in cash infusions since the end of the first quarter are important to fuel achievement of the business plan in the near term, but just as important are the steps Senetek has taken to drive cash flow for the future. The OMP litigation expense totaled over $1.3 million from its beginning last year through the end of the first quarter 2004, and while we would have preferred a settlement that more fully reflected all of Senetek’s damages, eliminating future legal fees will allow our operating profits to be reinvested in the business. And of the greatest potential significance is the April 2004 re-setting of our $4.9 million of senior debt. The amended terms include elimination of annual principal payments and of the interest rate hike scheduled for March 2004, both of which will conserve cash for the future expansion of the business. But Senetek’s prime objective is to become debt-free, and we believe the inclusion of a debt to equity conversion feature at a fixed stock price of $.80 per share will produce that result. As the market price of our shares rises to reflect Senetek’s real value, we expect this debt to equity conversion process to begin.”

The Company will conduct its quarter-end teleconference call for investors on Wednesday May 19, 2004 at 8:00 a.m. Pacific, 11:00 a.m. Eastern. The domestic dial-in number is 800/894-5910; the international dial-in number is 785/424-1052, conference ID SENETEK. Mr. Massino, Wade Nichols, Executive Vice President, and Brad Holsworth, Chief Financial Officer, will discuss the 2004 operating results and the outlook for 2004. Replay of the conference call will be available until May 26, 2004. Domestic Replay dial-in 800/283-7928, International Replay dial-in 402/220-0866, replay conference ID SENETEK.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext.102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those involving future royalty streams from Valeant Pharmaceuticals, The Body Shop and other existing licensees, favorable results on ongoing research and licensing efforts, expectations with regard to administrative expense reduction, and the ability of the Company to successfully execute its business plan and achieve the plan’s intended purposes. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those expressed in such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.